Filed Pursuant to Rule 424(b)(3)
Registration No. 333-115696

Pricing Supplement No. 3
Dated October 4, 2004
(To Prospectus dated June 9, 2004 and Prospectus Supplement
dated June 17, 2004, as supplemented by a Supplement dated September 29, 2004)

UNITED DOMINION REALTY TRUST, INC.
Medium-Term Notes Due Nine Months or More From Date of Issue

Fixed Rate Notes

The Notes are not Discount Notes.

Principal Amount: $100,000,000	Specified Currency: U.S. dollars
Issue Price: 99.547%	Stated Maturity Date: January 15, 2012
Settlement Date (Original Issue Date):	Authorized Denomination: A/S
October 7, 2004	Initial Redemption Percentage: N/A
Interest Payment Dates: July 15 and January 15,	Optional Repayment Date(s): N/A
commencing July 15, 2005	Interest Rate: 5.00%
Initial Redemption Date: N/A	Regular Record Date(s): A/S
Annual Redemption Percentage Reduction: N/A	Additional/Other Terms: N/A
Exchange Rate Agent: N/A	Net Proceeds to the Company: 98.947%
Default Rate: N/A
Day Count: 30/360
Agents: J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Piper Jaffray & Co., Citigroup Global Markets Inc., Wells Fargo Institutional Brokerage Services, LLC, KeyBanc Capital Markets, a division of McDonald Investments Inc., and SunTrust Capital Markets, Inc.

Agent’s Commission: 0.600%

     “N/A” as used herein means “Not Applicable.” “A/S” as used herein means “As stated in the Prospectus Supplement dated June 17, 2004.”

JPMORGAN	WACHOVIA SECURITIES